                                                                     EXHIBIT 2.3

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement (the "Agreement") is entered into as of September 15, 1999 (the "Effective Date"), by and between Alysis Technologies, Inc., a Delaware corporation (the "Company"), and William Clarke (the "Employee").

     WHEREAS, the Company desires to employ the Employee as of the Effective Date and the Employee desires to accept employment with the Company on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Employee agree as follows:

     1.   Employment and Duties.  During the Employment Period (as defined in
          ---------------------
Section 2 below), the Employee will be hired as Chief Architect. The duties and responsibilities of the Employee shall include the duties set forth in Exhibit A and such other duties and responsibilities as the Vice President of e-Commerce may from time to time reasonably assign to the Employee, in all cases to be consistent with the Employee's position as Chief Architect. The Employee shall at all times perform faithfully the Employee duties assigned to him to the best of his ability and in the best interests of the Company.

     2.   Employment Period.
          -----------------

               (a) Initial Employment Period. The employment period shall begin
                   -------------------------
upon the Effective Date and shall continue thereafter until October 2, 2000 (the "Initial Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement.

               (b) At-Will Employment. At the conclusion of the Initial
                   ------------------
Employment Period, the Employee will become an "at-will" employee of the Company. This "at-will" employment shall be for no definite or determinable period and will be subject to the then-current Company policies and procedures. Upon conclusion of the Initial Employment Period, the provisions contained in Sections 2(c-e) and 10 shall no longer apply.

               (c) Death. The Employee's employment shall terminate in the event
                   -----
of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Employee's death, except as provided in Section 4(b) of this Agreement. The Employee's rights under the benefit plans of the Company in the event of the Employee's death shall be determined under the provisions of those plans.

               (d) Termination for Cause or Without Cause. The Company may
                   --------------------------------------
terminate the Employee's employment for cause, with or without advance notice. For all purposes under this Agreement, "Cause" shall mean (i) willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Employee of a material provision of this Agreement, or
(iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith or without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Employee under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Employee's rights under the benefit plans of the Company shall be determined under the provisions of those plans. Termination for any reason other than for "Cause" as defined herein - including Constructive Termination as defined below
- - shall be deemed to constitute
termination without cause. If the Company terminates the Employee without Cause, the Employee will be eligible for all benefits under Sections 4 (b) and 10 (a)
(i).

          Constructive Termination shall be deemed to have occurred upon Employee's resignation because of (i) the reduction of Employee's pay by five
(5) percent or more (other than as a general reduction affecting all officers of the Company), (ii) adverse change in the Employee's fringe benefits (unless agreed to by all officers of the Company), (iii) material reduction in the level of the Employee's job responsibilities, or (iv) involuntary relocation outside the Northeast Region or relocation in the Northeast Region more than once in the Initial Employment Period.

              (e) Disability. The Company may terminate the Employee's
                  ----------
employment for Disability by giving the Employee 30 days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subsection (d) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Employee under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective, except as provided in Section 4(b) of the Agreement. The Employee's rights under the benefit plans of the Company shall be determined under the provisions of those plans.

     3.   Place of Employment. The Employee's services shall be performed at the
          -------------------
Company's offices in New York City, New York. However, the Company reserves the right to relocate these offices to another location within the Northeastern Region, at the most, one time during the Initial Employment Period. The parties acknowledge that the Employee may be required to travel in connection with the performance of his duties hereunder.

     4.   Compensation.
          ------------

              (a) For all services to be rendered by the Employee pursuant to this Agreement, the Company agrees to pay the Employee during the Employment Period a base salary (the "Base Salary") at an annual rate of $175,000 a year. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. In addition, the Employee will be eligible for a bonus of up to thirty percent (30%) of the base salary, based on performance measures to be determined after beginning employment with the Company. For the year of 1999, this bonus shall be pro-rated for the months of October through December 1999. The Company also agrees to pay a $25,000 signing bonus within two (2) weeks of hire.

              (b) Employee will receive $125,000 on January 4, 2000, $125,000 on April 3, 2000, $125,000 on July 3, 2000, and $125,000 on October 2, 2000.
Each payment is contingent upon Employee being an employee in good standing of the Buyer at each of the four dates listed. Employee shall be an employee in good standing of the Buyer unless, prior to any of the above dates listed, he voluntarily terminates his employment with the Buyer or his employment is terminated by the Buyer for "Cause" as defined in Section 2(d) of this Agreement. In the event of the Employee's death or Disability prior to the conclusion of the Employment Period, Employee or his estate, shall receive the remaining unpaid balance of these monies from the Company.

     5.   Stock Option.
          ------------

              (a)  Initial Option. On the Effective Date, the Company shall
                   --------------
grant the Employee an option to purchase 50,000 shares of the Company's common stock (the "Option Shares") at an exercise price equal to the closing price on the date of hire. The Initial Option shall vest as described in Section 5(b) below and shall be subject to such other terms and conditions as are described in Section 5(c) below.

               (b)  Vesting. The options will vest over a four-(4) year period
                    -------
as follows: the first twenty-five percent (25%) of the options shall vest and become exercisable after one (1) year of employment with the Company. The remaining options will vest an additional twenty-five percent (25%) each year on a monthly basis.

               (c)  Option Provisions.  The Stock Option Grant shall be granted
                    -----------------
under the Alysis Technologies, Inc. 1996 Stock Option Plan (the "Stock Plan") and, shall be subject to the terms and conditions of the Stock Plan and form of option agreement and said Stock Option Grant is subject to Board Approval.

     6.   Expenses.  The Employee shall be entitled to prompt reimbursement by
          --------
the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Employee during the Employment Period (in accordance with the policies and procedures established by the Company for its employees) in the performance of his duties and responsibilities under this Agreement; provided, that the Employee shall properly account for such expenses in accordance with Company policies and procedures.

     7.   Other Benefits.  During the Employment Period, the Employee shall be
          --------------
entitled to participate in employee benefit plans or programs of the Company.

     8.   Vacations and Holidays.  The Employee shall be entitled to three (3)
          ----------------------
weeks paid vacation and Company holidays in accordance with the Company's policies.

     9.   Other Activities.  The Employee shall devote substantially all of his
          ----------------
working time and efforts during the Company's normal business hours to the to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness.

     10.  Termination Benefits- Initial Employment Period.  In the event the
          -----------------------------------------------
Employee's employment terminates prior to the end of the Initial Employment Period, then the Employee shall be entitled to receive severance and other benefits as follows:

               (a)  Severance.
                    ---------

                         (i)  Involuntary Termination.  If the Company
                              -----------------------
terminates the Employee's employment other than for Disability or Cause, then, in lieu of any severance benefits to which the Employee may otherwise be entitled under any Company severance plan or program, the Employee shall be entitled to payment of his Base Salary until the end of the Initial Employment Period or, if earlier, until a breach by the Employee of his obligations under paragraphs 17 or 18 hereof; provided, however, that such payments shall be reduced to the extent of any other compensation that the Employee receives or earns in the event he obtains another position with a subsequent Company. The provisions set forth herein at Section 10(a)(i) shall not infringe upon the rights and representations as detailed in Section 4(b) of the Agreement.

               (b)  Other Termination.  In the event the Employee's employment
                    -----------------
terminates for any reason other than as described in Section 10(a)(i) above, including by reason of the Employee's death, Disability, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination, except as provided in Section 4(b) of this Agreement. If the Employee voluntarily terminates his own employment, he will not be eligible for the continued payment of his base salary, and all stock options grants will cease vesting as of the termination date. The provisions set forth herein at Section 10(b) shall not infringe upon the rights and representations as detailed in Section 4(b) of this Agreement.

     11.  Non-Competition by Employee during Employment.  During Employee's
          ---------------------------------------------
period of employment, Employee shall not, directly or indirectly, engage or participate in any business that is in competition with the business of Company. This prohibition shall not include ownership by Employee of less than one percent (1%) of the outstanding stock in a publicly traded corporation.

     12.  Duty to Devote Full Time and Avoid Conflict of Interest.  During his
          -------------------------------------------------------
or her employment, Employee shall devote full-time efforts to his or her duties as an Employee of the Company. Employee will not, directly or indirectly, engage or participate in any activities during the period of employment in conflict with the best interests of Company. Further, the Employee represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or contractual agreement or relationship.

     13.  Inventions Belong to Company.  Employee shall promptly disclose and
          ----------------------------
assign to Company all of Employee's right, title and interest in and to any and all ideas, inventions, discoveries or creations which are or may become legally protectable or recognized improvements, including but not limited to computer programs, algorithms, methods, manufacturing techniques, writings and other works of authorship, illustrations and pictures which Employee solely or jointly has or may in the future have conceived, made or reduced to practice or developed, in whole or part, during work time, unless the idea, invention, creation or discovery (a) does not use Company's equipment, supplies, facilities or trade secret information; (b) was developed entirely on Employee's own time without the use of Company's equipment, supplies or facilities; (c) does not relate to the business of Company or to Company's actual or demonstrably anticipated research or development; and (d) does not result from work Employee performs for Company. Employee will assign to Company inventions or creations created or discovered by Employee, or jointly by Employee and a co-employee or co-employees, on Employee's or their time if the same relate to the business of Company or to its actual or demonstrably anticipated research or development or
which results from any work performed by Employee for Company.   The foregoing
Agreement is binding upon Employee's heirs, representatives and assignees.

     Pursuant to the above, Employee will execute and deliver to Company or its attorneys without additional compensation, but without expense to Employee, any and all instruments including United States and foreign patent applications, instruments to secure priority rights under the International Convention for the Protection of Industrial Property, applications for securing or registering any property rights assigned herein, and will perform any and all lawful acts which in the judgment of Company or its attorneys may be necessary or desirable to secure or maintain for the benefit of Company, patents or other proprietary rights in the United States and all foreign counties with respect to the property rights to be assigned herein.

     It is understood that the election of whether or not to file a patent application on any disclosure submitted by Employee and the manner of preparation and prosecution of any and all United States or foreign patent applications shall be wholly within the discretion of Company, and at its expense. If Employee petitions in writing to Company for a release of any rights hereunder granted, Company will promptly consider and act on such petition, but is not obligated to release any of its rights.

     14.  Trade Secrets and Proprietary Information of Company.  Employee will
          ----------------------------------------------------
have access to, will acquire and become acquainted with various trade secrets, confidential and proprietary information, relating to Company's business, including but not limited to: client, employee, supplier, and distributor lists, contacts, addresses, information about employees and employee relations, training manuals and procedures, recruitment method and procedures, employment contracts, employee handbooks, information about clients and suppliers, price lists, costs and expenses, documents, budgets, proposals, financial information, inventions, patterns, processes, computer programs, manufacturing, recruitment and distribution techniques, specifications, tapes and compilations of information, all of which are owned by Company, other parties with which Company does business ("Third Parties") or clients of Company and which are used in the operation of Company's, Third Parties' and/or a client's business. Employee shall hold in strictest confidence and shall not (other than as specifically allowed in writing by Company) disclose or use any trade secret or confidential information of Company, directly or indirectly, or use them in any way, either during the term of Employee's employment, or at any time thereafter, except as required by Company in the course of Employee's employment. Employee understands that the term "trade secret" or "confidential information" means all information concerning Company, Third Parties and/or clients of Company, or any parent, subsidiary or affiliate of Company, Third Parties, and/or a client (including, but not limited to, information regarding the peculiarities, preferences and manner of doing business) that is not generally known to the public. All items referred to in this section and similar items relating to the business of Company, Third Parties and/or a client, whether prepared by Employee or otherwise, shall remain the exclusive property of Company, Third Parties and/or client and shall not be removed from Company's, Third Parties' and/or client's premises without prior written consent of Company. Employee also agrees that the remedy at law for breach of this section is inadequate and that Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court or arbitrator, at its election.

     15.  Confidential Information of Clients.  All ideas, concepts,
          -----------------------------------
information, and written material disclosed to Employee by Company, or acquired from a client of Company, and all financial, accounting, statistical, personnel, and business data and plans of clients, are and shall remain the sole and exclusive property and proprietary information of the Company, or said client, and are disclosed in confidence by Company or permitted to be acquired from clients in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Company's business.

     The prohibitions of this section shall not apply to any information which is later publicly disclosed, or is obtained by Employee in a legal manner from another source not connected with or related to Company.

     16.  Return of Information.  On or before termination of employment,
          ---------------------
Employee will return to Company all originals and copies of all of any part of:

               (a)  Lists and sources of clients and suppliers;

               (b)  Lists of employees

               (c)  Proposals to clients or drafts of proposals

               (d) Reports, job notes, specifications, and drawings pertaining to clients; or

               (e) Any and all other things, equipment, and written materials obtained by Employee during the course of employment from Company or from any client of Company.

     17.  Post-Employment Nonsolicitation of Clients.  It is understood that
          ------------------------------------------
Employee will learn trade secrets, confidential and proprietary information as referred to in sections 14 and 15 above. Use of such trade secrets, confidential and proprietary information will provide Employee with an unfair advantage over Company, as compared to a normally competitive situation. Employee agrees that if he solicits business from Company's clients and prospective clients, Employee will of necessity use such trade secrets, proprietary and confidential information, and such solicitation would be unfair. In recognition of this, Employee agrees that upon termination of employment, he will not engage in the conduct described below:

          (a) Employee shall not solicit any clients of Company (i.e., clients where at least a project has been conducted in the last two (2) years), or attempt to take away any business of Company that is either under way or about to begin at the termination of employment.

          (b) For a period of one (1) year following termination of employment, Employee shall not interfere or compete in any way with any proposal or other efforts of Company, already in progress (that is, a proposal sent to or being then currently developed for a specific existing or prospective client or clients, or contemplated to be submitted to a specific existing or prospective client or clients by Company within one (1) year) at the termination of employment.

          (c) For a period of one (1) year following termination of employment, Employee shall not make use of any of his personal relationships or business contacts developed during the course of employment with Company and utilized for business purposes within the two (2) years prior to termination, for the benefit of himself or another, in a competitive manner with respect to the business of Company.

Notwithstanding the foregoing, the Employee and Company agree that there is no restriction on Employee's right, upon termination, to send general announcements of any new employment or to contact in the same manner all potential customers of his new employment without selecting or devoting special attention (as in a, b, or c above or otherwise) to Company's clients or prospective clients.

     18.  No Solicitation of Employees.  Employee will not, either during the
          ----------------------------
term of Employee's employment or for one year thereafter, attempt to solicit or influence any of Company's employees to: (a) become employees of, or render services to, any other company or business; (b) engage in any activity, business or undertaking not sponsored by Company; or (c) engage in any activity contrary to or conflicting with the interests of Company, while the Employee is employed by Company. Employee agrees that the remedy at law for breach of this section is inadequate and that Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court or arbitrator, at its election.

     19.  Injunctive Relief.  The services of Employee, as well as the trade
          -----------------
secrets and the proprietary and confidential information of Company are of a special, unique, unusual and extraordinary nature, which give them a unique value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law. The breach by Employee of any provision of this Agreement would cause the Company irreparable injury and damage, the measure of which could not be adequately measured at law. Company shall be entitled, as a matter of right, to injunctive and other equitable relief to prevent the violation of any provision of this Agreement by Employee. Employee hereby consents to the granting of such injunctive or other equitable relief. The exercise by Company of any of its rights hereunder shall not constitute a waiver by Company of any other rights which it may have to damages or otherwise.

     20.  Right to Advice of Counsel.  The Employee acknowledges that he has
          --------------------------
consulted with counsel and is fully aware of his rights and obligations under this Agreement.

     21.  Successors.  The Company will require any successor (whether direct or
          ----------
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Employee to the benefits described in Sections 11(a)(i), 11(b) and 11(c) of this Agreement, subject to the terms and conditions therein.

     22.  Arbitration.  Any dispute or controversy arising under or in
          -----------
connection with this Agreement shall be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded.

     23.  Assignment.  This Agreement and all rights under this Agreement shall
          ----------
be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment
                                                --------
will not relieve the Company of its obligations hereunder. If the Employee should die while any amounts are still payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

     24.  Notices.  For purposes of this Agreement, notices and other
          -------
communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:


     If to the Employee:      William Clarke
                              420 Jefferson St. #4D
                              Hoboken, NJ  07030


     If to the Company:       Geraldine McGrath, VP and General Counsel
                              Alysis Technologies, Inc.
                              1900 Powell Street - Suite 600
                              Emeryville, CA  94608

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this Section. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

     25.  Integration.  This Agreement and the Exhibit hereto represent the
          -----------
entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     26.  Waiver.  Failure or delay on the part of either party hereto to
          ------
enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

     27.  Severability.  Whenever possible, each provision of this Agreement
          ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     28.  Headings.  The headings of the Sections contained in this Agreement
          --------
are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     29.  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

     30.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

     31.  Termination of Prior Agreements.  The parties agree and acknowledge
          -------------------------------
that effective as of the closing of the Stock Purchase Agreement between the parties of even date herewith, all employment agreements between the Employee and At Work Corporation, a New York corporation, shall be terminated and superseded in their entirety by this Agreement and no amounts shall be due and payable by At Work under such terminated agreements for services performed prior to September 15, 1999.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                        ALYSIS TECHNOLOGIES, INC.



                                        By___________________________________
                                        Kevin D. Moran
                                        President



                                        EMPLOYEE:



                                        _____________________________________
                                        William Clarke

                                   Exhibit A


                                Chief Architect

     The role of Chief Architect in a product development group includes the following activities:

     - Responsible for the creation of any formal requirements analysis specifications.
     -    Establishes the functional design.
     -    Produces the software architecture.
     -    Codes core functions of the architecture.
     - Responsible for maintaining the architectural and conceptual integrity of the software during detail design and coding, and during future enhancements and modifications. (Architectural and conceptual integrity is appearance that the software was created by a single mind, even though it was built by many.)
     -    Defines the design and coding standards used on the project.
     -    Responsible for making final decisions on technical issues.
     - Manages the preparation and performance of the system testing function.
     - Determines the appropriate development environment tools for coding, testing and configuration management.